                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                      -----------------------------------

                                  FORM 8-A/A

                                AMENDMENT NO. 1

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                              WALBRO CORPORATION
                              ------------------
            (Exact name of registrant as specified in its charter)



                Delaware                                         38-1358966
                --------                                         ----------
(State of incorporation or organization)                      (I.R.S. Employer
                                                             Identification No.)


 6242 Garfield Street, Cass City, Michigan                         48726
 -----------------------------------------                         -----
 (Address of principal executive offices)                        (Zip Code)

  If this Form relates to the                     If this Form relates to the
  registration of a class of                      registration of a class of
  securities pursuant to Section 12(b)            securities pursuant to Section
  of The Exchange Act and is effective            12(g) of The Exchange Act
  pursuant to General Instruction A.(c),          and is effective pursuant to
  please check the following                      General Instruction A.(d),
  box. [_]                                        please check the following
                                                  box. [X]


 Securities Act registration statement file number to which this form relates:

                                      N/A


       Securities to be registered pursuant to Section 12(b) of the Act:


                                     NONE

       Securities to be registered pursuant to Section 12(g) of the Act:

                        Preferred Stock Purchase Rights
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Item 1. Description of Registrant's Securities to be Registered.
        -------------------------------------------------------

     Item 1 is amended to add the following:

     As publicly announced on April 28, 1999, Walbro Corporation (the "Company") has entered into an Agreement and Plan of Merger (the "Merger Agreement") with TI Group, plc, a company organized under the laws of England and Wales ("Purchaser"), and TI Automotive Systems, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Purchaser ("Acquisition Sub"). The Merger Agreements provides, subject to certain conditions, for the commencement by Acquisition Sub of an all-cash tender offer for all outstanding shares of the common stock, $.50 par value per share, of the Company (the "Offer") and for the subsequent merger of Acquisition Sub with and into the Company (the "Merger"). In connection with the Merger Agreement, the Company executed Amendment No. 1 ("Amendment No. 1") to the Rights Agreement dated as of June 30, 1998 (the "Rights Agreement") between the Company and Harris Trust and Savings Bank.

     Amendment No. 1 amends Sections 1(a), 3(a), 11 and 13 of the Rights Agreement to provide that neither (a) the announcement, commencement or consummation of the Offer nor (b) the execution, delivery or performance of the Merger Agreement or the consummation of the transactions contemplated thereby (including, without limitation, the Offer and the Merger), will (i) cause Purchaser or any affiliate of Purchaser to become an Acquiring Person (as defined in the Rights Agreement), (ii) give rise to a Distribution Date (as defined in the Rights Agreement) or (iii) trigger certain other events specified in the Rights Agreement.

     In addition, Amendment No. 1 amends Section 7(a) to provide that the Rights (as defined in the Rights Agreement) are exercisable at or prior to the earliest of (i) the close of business on June 30, 2008, (ii) immediately prior to the effective time of the Merger, (iii) the time at which the Rights are redeemed as provided in Section 23 of the Rights Agreement or (iv) the time at which the Rights are exchanged as provided in Section 24 of the Rights Agreement.

     The Rights Agreement was filed as Exhibit 1 to the Company's Registration Statement on Form 8-A dated July 8, 1998. Amendment No. 1 is attached as Exhibit 2 to this Form 8-A/A. The foregoing summary description of the Rights does not purport to be complete and is qualified in its entirety by the reference to such exhibits which are hereby incorporated herein by reference in their entirety.

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Item 2.   Exhibits.
          --------

Exhibit
Number    Description of Document
-------   -----------------------

1 Rights Agreement dated as of June 30, 1998 between Walbro Corporation and Harris Trust and Savings Bank, which includes as Exhibit A the Form of Certificate of Designations, as Exhibit B the Form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Shares. Pursuant to the Rights Agreement, Rights Certificates will not be mailed until after the Distribution Date (as that term is defined in the Rights Agreement). (Incorporated by reference to the Company's Registration Statement on Form 8-A dated July 8, 1998).

2         Amendment No. 1 to Rights Agreement dated as of April 27, 1999.

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                                   SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                    WALBRO Corporation
                                    (Registrant)


Dated: May 4, 1999                  By:/s/ Michael A. Shope
                                       ____________________________
                                       Michael A. Shope
                                       Chief Financial Officer

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                               Index to Exhibits
                               -----------------


Exhibit No.  Exhibit
-----------  -------

1 Rights Agreement dated as of June 30, 1998 between Walbro Corporation and Harris Trust and Savings Bank, which includes as Exhibit A the Form of Certificate of Designations, as Exhibit B the Form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Shares. Pursuant to the Rights Agreement, Rights Certificates will not be mailed until after the Distribution Date (as that term is defined in the Rights Agreement). (Incorporated by reference to the Company's Registration Statement on Form 8-A dated July 8, 1998).

2 Amendment No. 1 to Rights Agreement dated as of April 27, 1999 between Walbro Corporation and Harris Trust and Savings Bank.

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